Exhibit 5.1

Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, D.C. 20037 O +1 202 457 6000 F +1 202 457 6315 squirepattonboggs.com

September 4, 2019

The Board of Directors
NovaBay Pharmaceuticals, Inc.
2000 Powell Street, Suite 1150
Emeryville, CA 94608

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) up to 1,371,427 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) and (ii) up to 1,371,427 shares of Common Stock (the “Warrant Shares”) that may be issued upon the exercise of warrants (the “Warrants”). The Shares and the Warrants were issued by the Company in a private placement pursuant to the terms of the Securities Purchase Agreement, dated June 17, 2019 (the “Agreement”). All of the Shares and Warrant Shares are being registered for resale from time to time on behalf of certain selling securityholders (the “Selling Securityholders”) set forth in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including the Registration Statement, the Agreement, the Warrants, the governing documents of the Company and resolutions of the Board of Directors of the Company and authorized committees thereof and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to the Securities Purchase Agreement, the Warrants, and other agreements or instruments relevant hereto, other than the Company, that (i) such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform all obligations thereunder such agreements or instruments, (ii) such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and (iii) such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have also assumed that the Warrant Shares issuable pursuant to the Warrants will continue to be validly authorized on the dates the Warrant Shares are issued pursuant to the Warrants. As to questions of fact material to our opinion expressed herein, we have relied upon, and have made no independent investigation of, certificates of officers of the Company and information provided by the Selling Stockholders and of public officials.

47 Offices in 20 Countries

Squire Patton Boggs (US) LLP is part of the international legal practice Squire Patton Boggs, which operates worldwide through a number of separate legal entities.

Please visit squirepattonboggs.com for more information.

The Board of Directors September 4, 2019 Page 2	Squire Patton Boggs (US) LLP

Based on and subject to the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Delaware that are relevant to the subject matter of the opinion, and is given on the basis of the law and the facts existing as of the date hereof. We do not express any opinion herein concerning the laws of any other state. We express no opinion as to (i) compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or (ii) the securities laws of any other country or jurisdiction. Our opinion is based on applicable constitutions, statutes, regulations and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, or if we become aware of any fact or circumstance that might change this opinion after the date hereof. Accordingly, we assume no obligation to revise, update or supplement this opinion rendered herein should any such changes occur after the date hereof or to advise you of any such changes.

This opinion letter is provided for use solely in connection with the Shares and Warrant Shares while the Registration Statement remains effective, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Squire Patton Boggs (US) LLP Squire Patton Boggs (US) LLP